Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

SUBSIDIARY OF MI DEVELOPMENTS NAMED AS DEFENDANT

IN CONNECTION WITH MAGNA ENTERTAINMENT CHAPTER 11 PROCEEDINGS

July 22, 2009, Aurora, Ontario, Canada — MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that its subsidiary MID Islandi sf. (the “MID Lender”) has been named as a defendant in an action commenced by the Official Committee of Unsecured Creditors (the “Committee”) in connection with the bankruptcy proceedings of Magna Entertainment Corp. (MEC) under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

The Committee’s action seeks, among other things, recharacterization as equity of the MID Lender’s claims in relation to the indebtedness previously advanced to MEC and its subsidiaries, equitable subordination of the MID Lender’s claims against the debtors in the Chapter 11 proceedings and the avoidance of allegedly fraudulent transfers to the MID Lender.  In addition, the Committee has sought leave of the Court to pursue a separate action against MID that alleges, among other things, breach of fiduciary duty owed to MEC and its creditors. MID believes that the Committee’s claims are without merit and intends to contest them vigorously.

About MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management, and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects.  MID holds a majority equity interest in Magna Entertainment Corp. (MEC), an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets.  MEC has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

For further information about this press release, please contact Richard Crofts, MID’s Executive Vice-President, Corporate Development, General Counsel and Secretary, at 905-726-7505.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the risks that are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.